EXHIBIT 11.1

                                INTERCARDIA, INC.

                STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
                  (Dollars in thousands, except per share data)



                                                                                    Three Months Ended
                                                                                       December 31,
                                                                            ------------------------------------
                                                                                  1996               1995
                                                                           ------------------  -----------------
Net Income per Unaudited Consolidated Statements
     of Operations                                                           $         1,222     $        3,491
                                                                           ==================  =================

Calculation of Weighted Average Number of Common
      Shares and Common Share Equivalents:
           Common Stock                                                            6,739,657          3,500,000
           Series A Preferred Stock                                                        -            692,621 (1)
           Stock Options and Warrants                                                764,772            681,826 (2)
                                                                           ------------------  -----------------
                                                                                   7,504,429          4,874,447
                                                                           ==================  =================
Net Income per Common Share                                                  $          0.16     $         0.72
                                                                           ==================  =================



--------------
(1) All of the Series A Preferred shares were issued within one year of the initial filing date of Intercardia's initial public offering and are therefore treated as outstanding in accordance with Staff Accounting Bulletin Topic 4-D.

(2) Includes stock options and warrants granted within one year of the initial filing date of Intercardia's initial public offering, which are treated as outstanding in accordance with Staff Accounting Bulletin Topic 4-D. The amount is net of 60,882 shares that would be repurchased under the treasury stock method.